FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2008 THIRD QUARTER AND NINE
MONTH FINANCIAL RESULTS; UPDATES GUIDANCE

- - -

Sales up 10%; Operating Income up 8%;
Net Earnings up 9%; Backlog at $1.7 Billion

ROSELAND, NJ – October 29, 2008 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the third quarter and nine months ended September 30, 2008. The highlights are as follows:

Third Quarter 2008 Operating Highlights

  Net sales for the third quarter of 2008 increased 10% to $435.7 million from $396.3 million in the third quarter of 2007.

  Operating income in the third quarter of 2008 increased 8% to $48.2 million from $44.5 million in the third quarter of 2007.

  Net earnings for the third quarter of 2008 increased 9% to $27.5 million, or $0.60 per diluted share, from $25.2 million, or $0.56 per diluted share, in the third quarter of 2007.

  New orders received in the third quarter of 2008 were $442.0 million, down 35% compared to the third quarter of 2007. The third quarter of 2007 included a significant contract for the AP1000 reactor coolant pumps for China.

Nine Months 2008 Operating Highlights

  Net sales for the first nine months of 2008 increased 21% to $1,322.5 million from $1,094.5 million in the first nine months of 2007.

  Operating income for the first nine months of 2008 increased 17% to $138.6 million from $118.0 million in the first nine months of 2007.

  Net earnings for the first nine months of 2008 increased 16% to $76.4 million, or $1.68 per diluted share, from $66.1 million, or $1.47 per diluted share, for the first nine months of 2007.

  New orders received in the first nine months of 2008 were $1,769.2 million, up 23% compared to the first nine months of 2007. At September 30, 2008, our backlog was $1,732.4 million, up 33% from $1,303.8 million at December 31, 2007.

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“We are pleased to report increased sales and operating income growth for the third quarter of 2008,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “This growth was particularly impressive when you consider several external factors that negatively impacted our third quarter results, including the Boeing strike, delays on the Eclipse and Boeing 787 programs, and foreign exchange losses associated with our acquisition of VMetro.

“Despite these and other challenges, we were able to deliver solid financial performance in the quarter, driven by organic growth in sales, operating income, and operating margin. From a market perspective, defense sales increased 14%, led by strong growth in ground and aerospace. Our commercial markets also grew 8%, led by strong sales growth in the power generation and general industrial markets. Our $1.7 billion of backlog is a clear indication of the continuing success of our products and programs and provides continuing momentum for the fourth quarter and heading into 2009. We continue to make significant progress with our facility expansion and contract to build reactor coolant pumps for the AP1000 reactor design. This effort solidifies our leadership in this advanced nuclear plant design and we remain optimistic about new nuclear power plant construction domestically and internationally.”

Sales

Sales growth of 10% in the third quarter of 2008 was generated by solid organic growth across all segments and incremental sales of $10.6 million. The base businesses generated an organic sales growth of 7%, with our Flow Control, Motion Control, and Metal Treatment segments generating an increase of 8%, 8%, and 4%, respectively, as compared to the prior year period. In our base businesses, higher sales from our Flow Control segment to the power generation and general industrial markets, higher sales from our Motion Control segment to the ground and aerospace defense markets, and higher sales from our Metal Treatment segment to the aerospace and general industrial markets all contributed to the third quarter organic sales growth. In addition, foreign currency translation negatively impacted sales in the third quarter of 2008 by $0.3 million as compared to the prior year period.

Operating Income

Operating income in the third quarter of 2008 increased 8% over the comparable prior year period. Organic operating income growth was 11% for the third quarter of 2008 as compared to the prior year period. The organic operating income growth in the third quarter was led by our Flow Control segment, which experienced strong organic growth of 30% over the prior year period mainly due to increased volumes and improvements in profitability on long-term contracts. Organic operating income for our Motion Control and Metal Treatment segments increased 10% and 6%, respectively, mainly due to higher volumes. Our third quarter 2007 acquisitions had negative operating income of $0.9 million in the third quarter of 2008, primarily as a result of a negative inventory adjustment. Foreign currency translation favorably impacted operating income by $0.5 million in the third quarter of 2008 and operating margin by 10 basis points as compared to the prior year period, primarily in our Motion Control segment.

Segment operating margin improved 50 basis points in the third quarter of 2008 as compared to the prior year period. Higher operating margins were realized in all three of our segments, led by our Flow Control segment. Intangible asset amortization increased $1.5 million in the third quarter 2008 as compared to the prior year, mainly as a result of our 2007 acquisitions, which

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were primarily in the Flow Control segment. In the third quarter of 2008, our base businesses generated operating margin of 11.7%.

Non-segment operating expense increased over the prior year period primarily due to higher unallocated medical costs, higher pension expense and higher foreign exchange losses due primarily to a forward exchange transaction associated with the acquisition of VMetro. During the third quarter of 2008, the Company entered into a forward currency transaction to provide downside protection of the cash purchase price for the VMetro acquisition. As a result of this transaction and the significant strengthening of the US dollar that subsequently occurred, the Company realized a net cash savings and reduction in the purchase price of approximately $4 million and $7 million, respectively, from the offer date and recorded a pretax charge of $1.8 million in the third quarter of 2008, and a pre-tax charge of $1.4 million, which will be recorded in the fourth quarter of 2008.

Net Earnings

Net earnings for the third quarter of 2008 increased 9% from the comparable prior year period. The improvement was achieved by solid operating income growth and lower interest expense, partially offset by a higher effective tax rate in the current quarter as compared to the prior year quarter. The lower interest expense for the third quarter of 2008 as compared to the prior year quarter was mainly due to lower average interest rates, partially offset by slightly higher average outstanding debt levels resulting from our acquisitions. Our effective tax rate for the third quarter of 2008 was 34.4% as compared to 32.0% in the comparable prior year period. The effective tax rate for the third quarter of 2007 included a larger final return to provision adjustment and enhanced manufacturing deductions as compared to the current year quarter.

Cash Flow

Our free cash flow, defined as cash flow from operations less capital expenditures, was negative $8.3 million for the third quarter of 2008 versus a negative $18.4 million in the prior year period. Net cash provided by operating activities in the third quarter was $15.6 million, an increase of $22.5 million as compared to the prior year period, due primarily to improvements in working capital and timing of progress payments. Capital expenditures were $23.9 million in the third quarter of 2008 versus $11.5 million in the comparable prior year period. The majority of this increase is due to the facility expansion at Cheswick, PA for our AP1000 nuclear power program.

Segment Performance

Flow Control – Sales for the third quarter of 2008 were $216.2 million, up 13% over the comparable prior year period due to solid organic growth and the incremental contribution from our third quarter 2007 acquisition amounting to $9.8 million. Organic sales growth was 8% in the third quarter of 2008 over the comparable prior year period. This organic sales growth was led by higher sales to the power generation market, driven by revenues for our AP1000 reactor coolant pumps. In addition, the general industrial market growth was due to increased sales of mission critical motor-controls and protection product solutions. These increases were partially offset by a decline in our oil and gas market due to the recent hurricanes and general economic conditions. Sales of this segment were negatively affected by foreign currency translation of $0.4 million in the third quarter of 2008 as compared to the prior year period.

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Operating income for this segment increased 24% in the third quarter of 2008 over the comparable prior year period, driven by strong organic growth of 30%. Organic operating margin improved 200 basis points over the comparable prior year period, while overall operating margin improved 90 basis points. The increase in both organic operating income and margin was largely due to higher sales volumes as noted above, improved profitability on several long-term contracts, and reduced research and development costs primarily related to the 2007 AP1000 design study, which did not recur in 2008. Operating income of this segment was unfavorably affected by foreign currency translation of $0.1 million in the third quarter of 2008 as compared to the prior year period.

Motion Control – Sales for the third quarter of 2008 were $153.9 million, an increase of 8% over the comparable period last year and an increase of 11% excluding the impact of the divestiture of our commercial aerospace overhaul and repair business earlier this year. The overall improvement was due primarily to solid organic sales growth of 8% and incremental sales of $0.9 million. The organic sales growth was driven by higher sales of embedded computing products for tanks and light armored vehicles across the major platforms we serve, including the Bradley Fighting Vehicle and Future Combat Systems. In addition, we had higher sales to the aerospace defense market across several platforms including the F-22, F-16, and V-22. These sales increases were partially offset by a decline in our commercial aerospace market as a result of the Boeing strike and a significant delay on the Boeing 787 and Eclipse programs. Sales of this segment were favorably affected by foreign currency translation of $0.3 million in the third quarter of 2008 as compared to the prior year period.

Operating income for this segment increased 9% for the third quarter of 2008 over the comparable prior year period. Our organic operating income growth was 10% as a result of the higher sales volume noted above as well as favorable foreign currency translation which increased operating income by $0.7 million and operating margin by 50 basis points in the quarter. These results were achieved despite experiencing a negative impact on operating income and operating margin from the Boeing strike and extended delays on the Boeing 787 and Eclipse programs.

Metal Treatment – Sales for the third quarter of 2008 amounting to $65.6 million were 4% higher than the comparable period last year, nearly all of which was organic. This segment experienced growth in most of its markets and in all of its primary service offerings. The largest increase was in the commercial aerospace market driven by our European shot peening and coatings businesses. In addition, our aerospace defense and general industrial markets had higher North American shot peening and coatings sales, respectively. These increases were partially offset by a decline in the automotive market due to lower sales in our North American shot peening business. Sales of this segment were unfavorably affected by foreign currency translation of $0.2 million in the third quarter of 2008 as compared to the prior year period.

Operating income increased 6% for the third quarter of 2008 as compared to the prior year period, primarily as a result of the higher sales volume. Operating margin for the third quarter of 2008 was higher by 40 basis points mainly due to a favorable sales mix. Operating income of this segment was unfavorably affected by foreign currency translation of $0.1 million in the third quarter of 2008 as compared to the prior year period.

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Fiscal Year 2008 Outlook

The Company is updating its full year 2008 financial guidance as follows:

•	Total Sales	$1.83 - $1.85 billion
•	Operating Income	$203 - $207 million
•	Diluted Earnings Per Share	$2.45 - $2.50
•	Effective Tax Rate	35.7%
•	Diluted Shares Outstanding	45.5 million
•	Free Cash Flow	$70 - $80 million

Mr. Benante commented, “As we indicated in our second quarter call, we divested our overhaul and repair business in May and we were beginning to feel the effects of the delay in both the Boeing 787 and Eclipse programs, which have become more significant and are continuing. In addition, during the third quarter we were negatively impacted by the hurricanes in the gulf region, the Boeing strike, and the foreign currency loss. Despite these challenges we were able to report a solid third quarter as a result of improved operational performance across our diversified markets and timing on certain programs. In the fourth quarter, we acquired VMetro, which will be dilutive to earnings in 2008; we will record the remaining related foreign currency loss; and we will have further negative impacts from the Boeing strike and the continuing program delays.”

The major business events and estimated impact on our full year diluted earnings per share are outlined below:

VMetro Foreign Currency Losses	$(0.05)
VMetro Operations	$(0.03)
Boeing Strike	$(0.06)
Boeing 787/Eclipse Delays	$(0.07)
Divestiture	$(0.03)

Free Cash Flow, defined as cash flow from operations less capital expenditures, is expected to be lower than originally anticipated in the fourth quarter due primarily to a build-up of inventory due to program delays and the Boeing strike, a build-up of inventory in our oil and gas market for anticipated orders that have shifted into 2009, and for a large contract for Essar Oil in India which is expected to ship in 2009. We have updated our full year free cash flow guidance accordingly.

Mr. Benante concluded, “We are updating our guidance for the full year 2008 to reflect the impact of the above issues. Despite these events and other challenges, our business operations are continuing to perform well in a difficult economic environment due to our product and market diversification as well as operational improvements. In 2008, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historic performance demonstrates our ability to execute our strategy and achieve our financial targets. Our solid performance in the first nine months of the year and strong backlog supports this trend. We expect the fourth quarter to be our strongest quarter despite the economic challenges that remain in front of us. Our defense programs continue to show growth and our commercial markets remain strong, specifically the commercial nuclear power market, which is in the early stages of a renaissance and is expected to continue growing at a rapid rate. Our diversification, the continued integration of acquisitions, and ongoing emphasis on advanced technologies should continue to generate growth opportunities in each of our business segments in 2008 and beyond.”

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The Company will host a conference call to discuss the third quarter 2008 results at 10:00 A.M. EDT Thursday, October 30, 2008. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2008	2007	%	2008	2007	%

Net sales	$435,699	$396,268	10.0%	$1,322,542	$1,094,453	20.8%
Cost of sales	287,908	266,448	8.1%	879,048	735,223	19.6%
Gross profit	147,791	129,820	13.8%	443,494	359,230	23.5%

Research & development expenses	10,955	12,655	(13.4%)	36,808	35,481	3.7%
Selling expenses	25,839	23,789	8.6%	80,021	66,392	20.5%
General and administrative expenses	62,807	48,888	28.5%	188,076	139,318	35.0%

Operating income	48,190	44,488	8.3%	138,589	118,039	17.4%

Other income, net	371	231	60.6%	1,069	1,581	(32.4%)
Interest expense	(6,611)	(7,712)	(14.3%)	(21,370)	(18,916)	13.0%

Earnings before income taxes	41,950	37,007	13.4%	118,288	100,704	17.5%
Provision for income taxes	14,427	11,832	21.9%	41,909	34,635	21.0%

Net earnings	$27,523	$25,175	9.3%	$76,379	$66,069	15.6%

Basic earnings per share	$0.61	$0.57		$1.71	$1.49
Diluted earnings per share	$0.60	$0.56		$1.68	$1.47

Dividends per share	$0.08	$0.08		$0.24	0.20

Weighted average shares outstanding:
Basic	44,779	44,413		44,672	44,285
Diluted	45,505	45,102		45,369	44,925

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30,	December 31,	Change
	2008	2007	$	%
Assets
Current Assets:
Cash and cash equivalents	$77,274	$66,520	$10,754	16.2%
Receivables, net	387,101	392,918	(5,817)	(1.5%)
Inventories, net	283,034	241,728	41,306	17.1%
Deferred income taxes	28,309	30,208	(1,899)	(6.3%)
Other current assets	33,096	26,807	6,289	23.5%
Total current assets	808,814	758,181	50,633	6.7%
Property, plant, & equipment, net	353,240	329,657	23,583	7.2%
Prepaid pension costs	63,771	73,947	(10,176)	(13.8%)
Goodwill, net	567,031	570,419	(3,388)	(0.6%)
Other intangible assets, net	222,928	240,842	(17,914)	(7.4%)
Other assets	11,500	12,514	(1,014)	(8.1%)
Total Assets	$2,027,284	$1,985,560	$41,724	2.1%

Liabilities
Current Liabilities:
Short-term debt	$987	$923	$64	6.9%
Accounts payable	113,370	137,401	(24,031)	(17.5%)
Accrued expenses	91,449	103,207	(11,758)	(11.4%)
Income taxes payable	6,903	13,260	(6,357)	(47.9%)
Deferred revenue	129,879	105,421	24,458	23.2%
Other current liabilities	42,990	38,403	4,587	11.9%
Total current liabilities	385,578	398,615	(13,037)	(3.3%)
Long-term debt	518,467	510,981	7,486	1.5%
Deferred income taxes	57,118	62,416	(5,298)	(8.5%)
Accrued pension & other postretirement benefit costs	41,395	39,501	1,894	4.8%
Long-term portion of environmental reserves	20,288	20,856	(568)	(2.7%)
Other liabilities	35,786	38,406	(2,620)	(6.8%)
Total Liabilities	1,058,632	1,070,775	(12,143)	(1.1%)

Stockholders' Equity
Common stock, $1 par value	47,903	47,715	188	0.4%
Additional paid in capital	92,269	79,550	12,719	16.0%
Retained earnings	870,515	807,413	63,102	7.8%
Accumulated other comprehensive income	64,235	93,327	(29,092)	(31.2%)
	1,074,922	1,028,005	46,917	4.6%
Less: cost of treasury stock	106,270	113,220	(6,950)	(6.1%)

Total Stockholders' Equity	968,652	914,785	53,867	5.9%

Total Liabilities and Stockholders' Equity	$2,027,284	$1,985,560	$41,724	2.1%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Change			Change
	2008	2007	%	2008	2007	%
Sales:
Flow Control	$216,231	$190,811	13.3%	$653,855	$491,702	33.0%
Motion Control	153,868	142,524	8.0%	465,361	412,730	12.8%
Metal Treatment	65,600	62,933	4.2%	203,326	190,021	7.0%

Total Sales	$435,699	$396,268	10.0%	$1,322,542	$1,094,453	20.8%

Operating Income:
Flow Control	$23,149	$18,733	23.6%	$58,407	$38,758	50.7%
Motion Control	16,113	14,756	9.2%	46,063	43,626	5.6%
Metal Treatment	13,407	12,597	6.4%	41,436	38,554	7.5%

Total Segments	52,669	46,086	14.3%	$145,906	$120,938	20.6%
Corporate & Other	(4,479)	(1,598)	180.3%	(7,317)	(2,899)	152.4%

Total Operating Income	$48,190	$44,488	8.3%	$138,589	$118,039	17.4%

Operating Margins:
Flow Control	10.7%	9.8%		8.9%	7.9%
Motion Control	10.5%	10.4%		9.9%	10.6%
Metal Treatment	20.4%	20.0%		20.4%	20.3%
Total Curtiss-Wright	11.1%	11.2%		10.5%	10.8%

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CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$15,586	$(6,911)	$74,775	$46,193

Capital Expenditures	(23,915)	(11,518)	(70,511)	(35,496)

Free Cash Flow (1)	$(8,329)	$(18,429)	$4,264	$10,697

Cash Conversion (1)	(30%)	(73%)	6%	16%

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes that they are measurements of cash flow that are available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

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About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 7,700 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com